Exhibit 4.19

Date 11 April 2011

GOLAR LNG LIMITED
as Lender

-and-

GOLAR LNG PARTNERS L.P.
as Borrower

__________________________________

LOAN AGREEMENT
__________________________________

relating to
a US$20,000,000 revolving credit facility

WATSON, FARLEY & WILLIAMS
London

INDEX

Clause    Page

1INTERPRETATION    1
2FACILITY    2
3DRAWDOWN    2
4DEFAULT INTEREST    2
5REPAYMENT, PREPAYMENT AND CANCELLATION    3
6CONDITIONS PRECEDENT    3
7REPRESENTATIONS AND WARRANTIES    4
8UNDERTAKINGS    4
9PAYMENTS AND CALCULATIONS    4
10EVENTS OF DEFAULT    5
11COSTS    6
12INDEMNITIES    6
13NO SET-OFF OR TAX DEDUCTION    7
14ILLEGALITY    7
15TRANSFERS    8
16NOTICES    8
17SUPPLEMENTAL    9
18LAW AND JURISDICTION    9
SCHEDULE 1 DRAWDOWN NOTICE11
EXECUTION PAGE12

THIS AGREEMENT is made on 11 April 2011

BETWEEN

(1)	GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at 14 Par La Ville Place, Par La Ville Road, Hamilton, Bermuda (the “Lender”); and

(2)
GOLAR LNG PARTNERS L.P., a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower)”.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. In this Agreement:
“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

the date falling 45 months after the date of this Agreement (or such later date as the Lender may agree with the Borrower); or
if earlier, the date on which the Commitment is fully cancelled or terminated;
“Available Commitment” means, at any time during the Availability Period, the Commitment less the amount of the Loan at that time;

“Business Day” means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under this Agreement, also in New York City;

“Commitment” means $20,000,000 as that amount may be cancelled or terminated in accordance with this Agreement;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form approved by the Lender);

“Event of Default” means any of the events or circumstances described in Clause 10.1;

“IPO” means the initial public offering of shares in the Borrower to be effected with the National Association of Securities Dealers Automated Quotations (NASDAQ);

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Repayment Date” means, in relation to an Advance, the date falling 6 months after the Drawdown Date for that Advance or, if earlier, the Termination Date; and

“Termination Date” means the date falling 48 months after the date of this Agreement.

1.2	Clause references. References in this Agreement to Clauses are, unless otherwise specified, references to clauses of this Agreement.

1.3	References to persons. References to “person” or “persons” or to words importing persons include, without limitation, individuals, firms, corporations, government agencies,

committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.
1.4    Clause headings. Clause headings are for ease of reference only.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make a revolving credit facility not exceeding $20,000,000 available to the Borrower.

2.2	Purpose of facility. The Borrower undertakes to use each Advance to finance its general working capital requirements.

3	DRAWDOWN

3.1
Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Day prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of an Advance shall be at least $5,000,000 and shall not exceed the Available Commitment; and

(c)	the aggregate amount of the Advances shall not exceed the Commitment.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4
Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make each Advance to the Borrower; and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

4	DEFAULT INTEREST

4.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 4 on any amount payable by the Borrower under this Agreement which the Lender does not receive on or before the Termination Date or, if payable on demand, the date on which the demand is served or, if immediately due and payable under this Agreement, the date on which it became immediately due and payable.

4.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate of 2 per cent. per annum.

4.3
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

4.4	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

5	REPAYMENT, PREPAYMENT AND CANCELLATION

5.1	Repayment Date for each Advance. Each Advance shall be repaid in full on the Repayment Date applicable to it.

5.2
Deemed repayment. In respect of an Advance, if no repayment is made on the Repayment Date for that Advance then the Advance shall be deemed to have been repaid by a further Advance in the same amount which shall be deemed to have been drawn down on the Repayment Date for the original Advance. For the avoidance of doubt, this Clause only applies in respect of amounts due on Repayment Dates and not in respect of amounts due on the Termination Date.

5.3
Additional payments on Termination Date. On the Termination Date, the Borrower shall repay any Advance then outstanding in full and shall additionally pay to the Lender all other sums, if any, then owing or accrued under this Agreement.

5.4	Voluntary prepayment. The Borrower may prepay the whole (but not part only) of an Advance on giving at least 10 days’ prior written notice to the Lender.

5.5
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

5.6	Amounts payable on prepayment. A prepayment shall be made together with any amount payable under Clause 12 or otherwise under this Agreement in respect of the amount prepaid.

5.7	Reborrowing permitted. Subject to the terms of this Agreement, any amount repaid or prepaid may be reborrowed.

5.8	Effect of notice of cancellation. The service of a cancellation notice shall cause the amount of the Commitment specified in the notice to be permanently cancelled.
6    CONDITIONS PRECEDENT

6.1	Conditions. The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the IPO shall have taken place; and

(b)	that, on the Drawdown Date, but prior to the making of the Advance, no Event of Default has occurred and is continuing or would result from the borrowing of the Advance.
7    REPRESENTATIONS AND WARRANTIES

7.1	Borrower’s representations and warranties. The Borrower represents and warrants to the Lender that the following statements are, at the date hereof, true and accurate:

(a)	it is duly formed with limited liability under the laws of the Republic of the Marshall Islands and has full power and authority to enter into and perform its obligations under this Agreement;

(b)	the execution, delivery and performance of this Agreement:

(i)	have been duly authorised by all necessary corporate action on its part; and

(ii)	do not contravene any applicable law, regulation or order binding on it or any of its assets or its constitutional documents;

(c)
neither the execution, delivery and performance by it of this Agreement require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect; and

(d)	this Agreement constitutes its legal, valid and binding obligations.

7.2	Survival of representations and warranties. The representations and warranties given in this Clause 7 shall survive the execution of this Agreement.

8	UNDERTAKINGS

8.1
General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 8 at all times whilst it has any outstanding obligations or liabilities under this Agreement, except as the Lender may otherwise permit.

8.2
Notification of Event of Default. The Borrower will promptly inform the Lender of any event which constitutes or may constitute an Event of Default or which may adversely affect the Borrower’s ability to perform its obligations under this Agreement.

8.3
Information. The Borrower will deliver to the Lender such financial or other information in respect of its business and financial status as the Lender may reasonably require including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.

9	PAYMENTS AND CALCULATIONS

9.1	Currency and method of payments All payments to be made by the Borrower to the Lender under this Agreement shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds; and

(c)	to such account of the Lender as the Lender may from time to time notify to the Borrower.

9.2	Payment on non-Business Day. If any payment by the Borrower under this Agreement would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day.

9.3	Basis for calculation of periodic payments. Default interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

10	EVENTS OF DEFAULT

10.1	Events of Default. An Event of Default occurs if:

(c)
the Borrower fails to pay when due any sum payable under this Agreement unless such failure is due to a technical breakdown or communication error in which case the Borrower shall rectify such non-payment within 3 Business Days of it having been notified of the missed payment by the Lender; or

(d)
any breach by the Borrower occurs of any provision of this Agreement (other than a breach covered by paragraph (a)) which, in the opinion of the Lender, is capable of remedy and which continues unremedied 10 Business Days after receipt by the Borrower of a written request from the Lender that the breach be remedied; or

(e)	any information given by the Borrower to the Lender in relation to this Agreement proves to be misleading or materially inaccurate or incorrect when made; or

(f)
any other loan, guarantee or other obligation of the Borrower exceeding $10,000,000 is declared (or is capable of being declared) by the relevant creditor or creditors due prematurely due to a default, to non-payment or any security in respect thereof becomes enforceable; or

(g)
a lien, arrest, distress or similar event is levied upon or against any substantial part of the assets of the Borrower which is not discharged or disputed in good faith within 10 Business Days after the Borrower has become aware of the same; or

(h)	a substantial part of the Borrower’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

(i)	any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding-up of, the Borrower; or

(j)
an encumbrancer takes possession of or a receiver is appointed of the whole or, in the opinion of the Lender, any material part of the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower; or

(k)
the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(l)	any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 10.1(c), (d) or (e); or

(m)
the Borrower ceases or suspends or threatens to cease or suspend the carrying on of its business or a part of its business or disposes of or threatens to dispose of a substantial part of its business or assets which, in the opinion of the Lender, is material in the context of this Agreement; or

(n)	it becomes unlawful for the Borrower to fulfil its obligations under this Agreement; or

(o)	Golar GP LLC ceases to be the General Partner of the Borrower; or

(p)	the constitutional documents of the Borrower are amended or varied in any way which is, in the reasonable opinion of the Lender, adverse to its interests in connection with this Agreement.

10.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)
serve on the Borrower a notice stating that the Loan, any accrued default interest and all other amounts owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under this Agreement or any applicable law.

10.3	Termination of obligations. On the service of a notice under Clause 10.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

10.4
Acceleration of Loan. On the service of a notice under Clause 10.2(b), the Loan and all other amounts accrued or owing from the Borrower under this Agreement shall become immediately due and payable or, as the case may be, payable on demand.

11	COSTS

11.1
Costs. The Borrower shall pay all reasonable costs incurred by the Lender in connection with the preparation of this Agreement and any and all other costs incurred by the Lender in connection with the facility provided pursuant to this Agreement.

12	INDEMNITIES

12.1
Indemnities regarding the borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on a Repayment Date or the Termination Date or other relevant date;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand; and

(d)	the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 10, and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement.

12.2
Breakage costs. Without limiting its generality, Clause 12.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

13	NO SET-OFF OR TAX DEDUCTION

13.1	No deductions. All amounts due from the Borrower under this Agreement shall be paid:

(a)	without any form of set‑off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

13.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

13.3
Exclusion of tax on overall net income. In this Clause 13 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender's overall net income.

14	ILLEGALITY

14.1	Illegality. This Clause 14 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(d)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(e)	contrary to, or inconsistent with, any regulation,
for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

14.2
Notification and effect of illegality. On the Lender notifying the Borrower under Clause 14.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 14.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full.

14.3
Mitigation. If circumstances arise which would result in a notification under Clause 14.114.1 then, without in any way limiting the rights of the Lender under Clause 14.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement to a subsidiary not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

15	TRANSFERS

15.1	No Transfers. Neither party may, without the consent of the other party, transfer any of its rights, liabilities or obligations under this Agreement.

16	NOTICES

16.1
General. Unless otherwise specifically provided, any notice under or in connection with this Agreement shall be given by letter or fax and shall be effective upon receipt; and references in this Agreement to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

16.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Lender:
Golar LNG Limited
P O Box HM1593
Par La Ville Place, 4th Floor
Par La Ville Road
Hamilton
HM9X Bermuda

Fax:         +441 295 3494
Attention:     The President

with a copy to:

Golar Management Limited
13th Floor, One America Square
17 Crosswall
London EC3N 2LB

Fax:         +44(0) 20 7063 7901
Attention:     Chief Accounting Officer

(b)	to the Borrower:
c/o Golar LNG Limited
P O Box HM1593
Par La Ville Place, 4th Floor
Par La Ville Road
Hamilton
HM9X Bermuda

Fax:         +441 295 3494
Attention:     The President

with a copy to:

Golar Management Limited
13th Floor, One America Square
17 Crosswall
London EC3N 2LB

Fax:         +44(0) 20 7063 7901
Attention:     Chief Accounting Officer

or to such other address as the relevant party may notify the other.

17	SUPPLEMENTAL

17.1	Rights cumulative. The rights and remedies which this Agreement gives to the Lender are:

(c)	cumulative;

(d)	may be exercised as often as appears expedient; and

(e)	shall not, unless explicitly and specifically stated so, be taken to exclude or limit any right or remedy conferred by any law.

17.2
Severability. If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

17.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18	LAW AND JURISDICTION

18.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

18.3	Choice of forum for the exclusive benefit of the Lender. Clause 18.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

18.4
Process agent. The Borrower irrevocably appoints Golar Management Limited at its registered office for the time being, presently at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

18.5
Lender’s rights unaffected. Nothing in this Clause18 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6
Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:     Golar LNG Limited,
14 Par La Ville Place, P
Par La Ville Road,
Hamilton, Bermuda

Attention: The President

Cc:     Golar Management Limited
13th Floor, One America Square
17 Crosswall
London EC3N 2LB

Attention: Chief Accounting Officer

[●] 2011

1
We refer to the loan agreement (the “Loan Agreement”) dated [●] 2011 and made between us as Borrower and you as Lender in connection with a revolving credit facility of up to US$20,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:‑

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	Payment instructions : account in our name and numbered [●] with [●] of [●].

3	We represent and warrant that no Event of Default or has occurred or will result from the borrowing of the Loan.

4
We confirm that we will indemnity you against any loss or expecnse which you may sustain or incur as a consequence of the Advance not being drawn, including but not limited to any loss or expenses incurred by you to fund the Advance.

5	This notice cannot be revoked without the prior consent of the Lender.

Yours faithfully

………………………………….
Name:
Title:
for and on behalf of
GOLAR LNG PARTNERS L.P.
EXECUTION PAGE

BORROWER

SIGNED by    )
/s/ Brian Tienzo    )
for and on behalf of    )
GOLAR LNG LIMITED    )
in the presence of:    )

LENDER

SIGNED by    )
/s/ Roger Swan    )
for and on behalf of    )
GOLAR LNG PARTNERS L.P.    )
in the presence of: Stuart Buchanan    )

4